CERTIFICATE OF TRUST OF
                      REPUBLIC NEW YORK CAPITAL I


THIS CERTIFICATE OF TRUST of Republic New York Capital I (the "Trust"), dated as of November 21, 1996, is being duly executed and filed by Bankers Trust (Delaware), a Delaware banking corporation, as trustee, Thomas F. Robards, an individual, as trustee and Stephen Saali, an individual, as trustee to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.).

     1. Name. The name of the business trust formed hereby is Republic New York Capital I.

     2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are as follows: Bankers Trust (Delaware), 1001 Jefferson Street, Suite 550, Wilmington, DE 19801.

     3. Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State.

     4. Duration. The Trust created hereby shall terminate on November 27,
2050.

     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first written above.

                              BANKERS TRUST (DELAWARE),
                              not in its individual
                              capacity but solely as trustee

                              By /s/  M. Lisa Wilkins
                              Name:   M. Lisa Wilkins
                              Title:  Assistant Secretary

                              THOMAS F. ROBARDS, not in his
                              individual capacity but solely as trustee

                              /s/ Thomas F. Robards


                              STEPHEN SAALI, not in his individual
                              capacity but solely as trustee

                              /s/ Stephen J. Saali